Dan Durn Appointed Chief Financial Officer for Freescale Semiconductor

Company Completes CFO Succession Process

AUSTIN, Texas – (BUSINESS WIRE) – April 24, 2014 – Freescale Semiconductor, Ltd. (NYSE:FSL) today announced that it has selected Dan Durn as senior vice president and chief financial officer, replacing current CFO, Alan Campbell, who announced his decision to retire in January of this year. Durn will assume CFO responsibilities for the company in June 2014. Campbell completes a 34-year career at Freescale and will remain at the company during the transition.

Durn most recently served as chief financial officer and executive vice president of finance and administration at GLOBALFOUNDRIES, the industry’s second largest semiconductor foundry. During his tenure, Durn led a number of initiatives to reengineer core business decision-making processes to improve execution and operational performance.

Prior to joining GLOBALFOUNDRIES, Durn was head of M&A and strategy at Advanced Technology Investment Company (ATIC) and was instrumental in selecting, negotiating and executing the $8 billion investment in GLOBALFOUNDRIES and the $3 billion investment in Chartered Semiconductor.

“Dan will be a great fit for Freescale,” said Gregg Lowe, president and CEO at Freescale. “He is intimately aware of the dynamics of the semiconductor industry and has demonstrated leadership in driving change focused on continuous improvement.”

“I want to thank Alan for his dedicated service during his 34 years with the company,” said Lowe. “He has made Freescale a better company, and his counsel has made me a better CEO. Alan has set the bar high, and I am confident that Dan will raise it even higher.”

“I will cherish my experiences at the company,” said Campbell. “I am proud of the accomplishments we’ve made and am confident in the capabilities of the team to continue driving success.”

About Freescale Semiconductor
Freescale Semiconductor (NYSE:FSL) is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity – our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices. The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. www.freescale.com

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